Exhibit 99.1

2707 NO. 108TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
David Downing	Jeff Elliott or Geralyn DeBusk
Senior VP and CFO	972-458-8000
402-827-6235
Lindsay Corporation Completes Acquisition of Snoline, S.P.A.
Omaha, Nebraska—December 27, 2006—Lindsay Corporation (NYSE: LNN) (“Lindsay” or the “Company”) a leading manufacturer of irrigation systems and infrastructure products, today announced that it has completed the acquisition of Snoline, S.P.A. (“Snoline”) and the holding company of Snoline, Flagship Holding Ltd, through its wholly owned subsidiary Lindsay Italia S.R.L. Snoline, based in Milan, Italy is engaged in the design and manufacture of road marking and safety equipment for use on roadways.
“We are pleased to announce the completion of this acquisition,” stated Rick Parod, Lindsay’s president and chief executive officer. “This business represents a natural extension of our infrastructure segment and is an excellent fit with recently acquired Barrier Systems Inc. We are also excited to welcome the strong management team and employees of Snoline to the Lindsay family. Additionally, we expect this acquisition to be accretive to earnings in fiscal 2007.”
Barrier Systems Inc. (BSI) has had a long relationship with Snoline. BSI has been a licensee of the TAU crash cushion technology designed and patented by Snoline and Snoline has been a distributor of BSI’s line of quickchange® moveable barriers (QMB™). The Company did not consider this to be a material relationship with Snoline or its shareholders.
Parod continued, “The European market is rapidly embracing stronger road safety standards requiring the utilization of crash cushions, specialty barrier systems and other safety related products. The acquisition of Snoline, the leading European supplier, places us in an excellent position to realize profitable growth in that market as the new standards and objectives are implemented.”
The total cash consideration paid to the stockholders of Snoline was approximately 12.5 million Euros. The Company funded the transaction using cash and 10.0 million Euro borrowing under a new credit agreement with Wells Fargo Bank, N.A., which includes an unsecured term note, credit agreement, cross currency swap and interest rate swap transaction.

About the Company
Lindsay manufactures and markets irrigation equipment including Zimmatic, Greenfield, Stettyn and Perrot center pivot, lateral move and hose reel irrigation systems and GrowSmart controls, all of which are used by farmers to increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure products including movable barriers for lane management to reduce traffic congestion and improve safety through its wholly owned subsidiary, Barrier Systems Inc. In addition, the Company produces crash cushions and specialty barriers to improve motorist and highway worker safety, large diameter steel tubing, and provides outsourced manufacturing and production services for other companies. At November 30, 2006, Lindsay had approximately 11.6 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.
For more information regarding Lindsay Corporation, or Barrier Systems, Inc., see Lindsay’s Web site at www.lindsay.com, and Barrier’s Web site at www.barriersystemsinc.com.
About Snoline, S.P.A.
Snoline is a European leader in road marking and safety equipment for use on roadways. Since 1955, their products have served to improve highway safety. Snoline’s product lines consist of crash cushions, safety barriers, preformed reflective pavement tapes and other road safety devices used in both permanent and temporary road applications.
For more information regarding Snoline, see Snoline’s Web site at www.snoline.com.
Concerning Forward-looking Statements
This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “expectation,” “outlook,” “could,” “may,” “should,” or similar expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.